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Exhibit 10.30

THIRD AMENDMENT TO SUBLEASE
100 South Wacker Drive
Chicago, Illinois 60606

THIS THIRD AMENDMENT TO SUBLEASE is made and entered into as of the 15th day of May, 2004, by and between TOWNSEND ANALYTICS, LTD. (hereinafter "Sublandlord"), an Illinois corporation, and ARCHIPELAGO HOLDINGS, L.L.C. (hereinafter "Subtenant"), an Illinois limited liability company, for the uses and purposes hereinafter set forth.

WITNESSETH:

        A.    Sublandlord and Subtenant entered into a certain Sublease dated as of February 1, 1999, as amended by the First Amendment to Sublease dated April 1, 2000 and the Second Amendment to Sublease dated March 26, 2003, whereby Sublandlord subleased to Subtenant certain premises consisting of Suite 2000 (containing approximately 2221 of 4215 total rentable square feet); Suite 2010 (containing approximately 2,033 rentable square feet); Suite 2012 (containing approximately 3,241 rentable square feet); Suite 2015 (containing approximately 3010 rentable square feet); Suite 2020 (containing approximately 1,319 of 2,852 total rentable square feet); Suite 1700 (containing approximately 2,790 rentable square feet); Suite 1710 (containing approximately 3801 rentable square feet) for an initial term expiring on October 30, 2002; Suite 1720 (containing approximately 4,474 rentable square feet); Suite 1722 (containing approximately 989 rentable square feet); Suite 1725 (containing approximately 4,250 square feet), Suite 1730 (containing approximately 3,251 rentable square feet); Suite 1732 (containing approximately 1,453 rentable square feet); LL2-005 (containing approximately 10,624 rentable square feet); LL2-34 (containing approximately 1,280 rentable square feet), Storage Space 1717 (containing approximately 133 rentable square feet); Storage Space 1723 (containing approximately 483 rentable square feet); Storage Space 1733 (containing approximately 194 rentable square feet); Storage Space 1747 (containing approximately 493 rentable square feet); and Storage Space 2017 (containing approximately 120 rentable square feet), for a term expiring on August 30, 2006, in the building located at 100 S. Wacker Drive, Chicago, IL 60606 (the "Building") (collectively, the "Premises").

        B.    Sublandlord and Subtenant mutually desire to amend the Sublease to terminate the Sublease with respect to Suites 1700, 1710, 1720, 1722, 1725, 1730, 1732, 2000, 2010, 2012, 2015, 2020 and Storage Spaces 1717, 1723, 1733, 1747, and 2017 and to extend the term of the term of the Sublease with respect to Suites LL2-005 and LL2-34, on the terms and subject to the conditions herein set forth.

        NOW THEREFORE, in consideration of the mutual undertakings herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of them, the parties hereto do hereby agree as follows:

  1.
  Commencing on the commencement date of that certain Office Lease (dated October 31, 2003) between MJH Wacker, LLC, a Delaware Corporation (hereinafter "Landlord") and Archipelago Holdings, L.L.C. ("Archipelago Lease), the size of the Premises shall be reduced by eliminating that portion of the Existing Premises (Suites 1700, 1710, 1720, 1722, 1725, 1730, 1732, 2000, 2010, 2012, 2015, 2020 and Storage Spaces 1717, 1723, 1733, 1747 and 2017) consisting of 28,973 rentable square feet ("Reduction Space"), such that the total rentable area of the Existing Premises shall be 11,904 (Suites LL2-005 and LL2-34) (collectively, "the Existing Premises").

  2.
  Sublandlord is the Tenant of the Existing Premises in the building commonly known as 100 and 150 South Wacker Drive, Chicago, Illinois, under that certain lease and amendments (the "Lease") made by Landlord for its respective term ("Term") unless sooner terminated pursuant to the provisions of the Lease.

  3.
  Sublandlord recently extended the term of the Lease with respect to the Premises pursuant to the 20th Amendment to Sublease, attached as an Exhibit to this Third Amendment to Sublease. The term of the Sublease with respect to Suites LL2-005 and LL2-34 is hereby extended for a period of approximately seven (7) years and seven (7) months (the "LL2 Extension Term") commencing on September 1, 2006 (the "LL2 Extension Term Effective Date") and continuing to and including the day immediately preceding the tenth (10th) anniversary of the Expansion Effective Date (as such term is defined in the Archipelago Lease as defined in Section 2 of the 19th Amendment), provided that if the Expansion Effective Date is not the first day of a month, such date shall be extended to the last day of the month in which the tenth (10th) anniversary of the Expansion Effective Date occurs (the "LL2 Extension Term Expiration Date"), all upon and subject to the terms and provisions of this Third Amendment to Sublease.

  4.
  As between Sublandlord and Subtenant, with respect to this Third Amendment to Sublease, Sublandlord shall have regarding Subtenant all the rights and obligations that Landlord has under the Lease regarding Sublandlord in the latter's capacity as Tenant under the Lease, and Subtenant shall have regarding Sublandlord all the rights and obligations that Sublandlord has regarding Landlord under the Lease; provided that, notwithstanding the foregoing, Sublandlord shall not be obligated to itself keep, observe, or perform any of the terms or provisions of the Lease to be kept, observed, or performed by Landlord. Instead, Sublandlord shall be obligated, and hereby undertakes and agrees, to utilize its best efforts (but without expense to Sublandlord) to procure on behalf of Subtenant the keeping, observance and performance by Landlord of said terms and conditions promptly upon Subtenant's request therefor from time to time.

  5.
  Notwithstanding this Third Amendment to Sublease and notwithstanding that the transaction effected by this Third Amendment to Sublease be, or be attempted to be, characterized as anything other than a sublease, as between Landlord and Sublandlord, Sublandlord shall be and remain obligated to Landlord for the full keeping, observance and performance of all the terms and provisions of the Lease, particularly including, without limitation, payment of all the rent called for in Article 4 of the Lease without regard to whether the payments to be made by Subtenant pursuant to Paragraph 3 of this Third Amendment to Sublease are in fact made.

  6.
  Sublandlord acknowledges that Subtenant may elect to sublease and/or assign the Sublease and this Third Amendment to Sublease, as to all or a portion of the Premises (including portions of the Existing Premises) to subsidiaries of Archipelago Holdings, L.L.C., provided that Subtenant provides written notice to Sublandlord at least thirty (30) days notice prior to the effective date of any such proposes assignment or sublease and provided that the assignment and/or sublease complies with and is in accordance with the Lease. Subtenant shall not sublease and/or assign the Sublease and any Amendments, as to all or a portion of the Premises (including portions of the Existing Premises) to any entity, other than a subsidiary of Archipelago Holdings, L.L.C., without the express written consent of Sublandlord.

  7.
  This Third Amendment to Sublease is and shall remain subject to and subordinate to the Lease.

  8.
  It is a condition of Subtenant's making and entering into this Third Amendment to Sublease that Landlord shall agree that Subtenant shall not be disturbed in its possession of the Premises and/or its enjoyment of any rights under this Third Amendment to Sublease so long as Subtenant is not in default in the keeping, observance or performance of any of the terms or provisions of this Third Amendment to Sublease to be kept, observed or performed by Subtenant, notwithstanding failure on the part of Sublandlord to keep, observe or perform the terms and provisions of the Lease to be kept, observed and performed by Sublandlord as Tenant thereunder. Subtenant agrees, however, that at Landlord's option, Landlord may fulfill its aforesaid obligations to Subtenant notwithstanding the termination by Landlord of the Lease by reason of default of Sublandlord as Tenant thereunder, by tendering to Subtenant a direct lease of the Premises for the then remaining Term upon and subject to the terms and provisions of the Lease as modified insofar as Subtenant is concerned by this Third Amendment to Sublease, in which event Subtenant agrees to enter into such direct lease with Landlord.

  9.
  Subtenant covenants and agrees to surrender the Premises on expiration or earlier termination of the Sublease Term in as good condition as when Sublandlord delivered occupancy of the Premises to Subtenant, reasonable wear and tear excepted.

  10.
  Subtenant shall maintain necessary and essential insurance parallel to the insurance required under the Lease.

  11.
  If the Lease is in default as a result of Subtenant's default or actions, Subtenant shall indemnify and hold harmless Sublandlord for any loss, cost or expense (including reasonable attorneys fees) suffered by Sublandlord and shall correct said default and fully reimburse Sublandlord for any such losses, costs or expenses (including reasonable attorneys fees) within ten (10) days of receipt of invoice from Sublandlord. If Subtenant fails to perform any of its duties under this Third Amendment to Sublease, Sublandlord shall have the right (but not the obligation), after the expiration of any applicable notice and cure period, to itself perform such duty on behalf and at the expense of Subtenant, without further notice to Subtenant, and all sums incurred by Sublandlord in performing such duty shall be considered additional rent under this Third Amendment to Sublease and shall be due and payable upon demand by Sublandlord. Said right on the part of Sublandlord shall be in addition to any and all other rights and remedies of Sublandlord both at law and in equity. If the Lease terminates, expires, or is otherwise is terminated, rejected or disaffirmed (including rejection or disaffirmation by Sublandlord pursuant to any bankruptcy, insolvency or other law affecting creditors' rights) or if Landlord elects to exercise its right to re-enter the Premises without terminating the Lease, , the parties agree that Section 2(a) of the Assumption and Attornment Agreement dated October 31, 2003 shall govern and control.

  12.
  The Sublease as amended hereby shall continue in full force and effect, subject to the terms and provisions thereof and hereof. In the event of any conflict between the terms of the Sublease and the terms of this Third Amendment to Sublease, the terms of this Third Amendment to Sublease shall control. This Third Amendment to Sublease shall be binding upon and inure to the benefit of Sublandlord, Subtenant and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Sublandlord and Subtenant have entered into this Third Amendment to Sublease as of the day and year first above written.

SUBLANDLORD:		SUBTENANT:
Townsend Analytics, Ltd.		Archipelago Holdings, L.L.C.
BY:	/s/ MarrGwen Townsend (Authorized Signature)	BY:	/s/ Steven Rubinow (Authorized Signature)

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  Exhibit 10.30